As filed with the Securities and Exchange Commission on December 27, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENPREX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	90-0772347
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1601 Trinity Street, Bldg B, Suite 3.322

Austin, TX 78712

(512) 537-7997
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Rodney Varner

Chief Executive Officer

1601 Trinity Street, Bldg B, Suite 3.322

Austin, TX 78712

(512) 537-7997

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq. Nazia Khan, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: (212) 653-8700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Each Class of Securities to be Registered (1)	to be Registered	Price Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.001 per share (3)	3,611,504	$0.25	$902,876	$117.19
Total	3,611,504		$902,876	$117.19

(1)

The shares of our common stock being registered hereunder are being registered for sale by the selling security holders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on The Nasdaq Capital Market on December 20, 2019.

(3)	Represents shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock offered by the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED DECEMBER 27, 2019

GENPREX, INC.

3,611,504 Shares of Common Stock

This prospectus relates to the resale by certain selling stockholders of Genprex, Inc. ("Genprex," the “Company,” "we," "our," or "us") identified in this prospectus of up to 3,611,504 shares (the “Resale Shares”) of common stock, par value $0.001 per share, issuable upon the exercise of outstanding warrants. All of the Resale Shares were either purchased from the Company in a private placement transaction or issued to designees of the placement agent for services rendered and are being offered for resale by the selling stockholders only.

The Resale Shares may be sold by the selling stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The prices at which the selling stockholders may sell the Resale Shares will be determined by the prevailing market price for shares of the Company’s common stock or in privately negotiated transactions. We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders; provided, however, we will receive the proceeds from any cash exercise of warrants.

We will bear all costs relating to the registration of the Resale Shares, other than any selling stockholder's legal or accounting costs or commissions.

Our common stock is presently listed on The Nasdaq Capital Market under the symbol “GNPX.” The closing price of our common stock on December 26, 2019, as reported on The Nasdaq Capital Market was $0.26 per share.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” on page 10 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2019.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully before making an investment decision, including the “Risk Factors” section, our historical financial statements and the notes thereto incorporated herein by reference. Unless the context provides otherwise, all references herein to “Genprex”, the “Company”, “we”, “our” and “us” refer to Genprex, Inc.

Company Overview

Genprex™ is a clinical stage gene therapy company developing a new approach to treating cancer, based upon our novel licensed technology platform, including our initial product candidate, Oncoprex™ immunogene therapy, or Oncoprex, for non-small cell lung cancer (NSCLC). Our platform technologies are designed to administer cancer fighting genes by encapsulating them into nanoscale hollow spheres called nanovesicles, which are then administered intravenously and taken up by tumor cells where they express proteins that are missing or found in low quantities. Oncoprex has a multimodal mechanism of action whereby it interrupts cell signaling pathways that cause replication and proliferation of cancer cells, re-establishes pathways for apoptosis, or programmed cell death, in cancer cells, and modulates the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance.

We hold an exclusive worldwide license from The University of Texas MD Anderson Cancer Center, or MD Anderson, to patents covering the therapeutic use of a series of genes that have been shown in preclinical and clinical research to have cancer fighting properties.

With Oncoprex, we are initially targeting NSCLC. Researchers at MD Anderson have conducted two Phase I clinical trials and are currently conducting an ongoing Phase II clinical trial of Oncoprex plus erlotinib in NSCLC. According to the World Health Organization (“WHO”), lung cancer is the leading cause of cancer deaths worldwide in 2018, killing more people than colorectal, prostate, stomach and skin cancers, and is the second most common type of cancer. According to WHO, in 2018, there were over 2 million new lung cancer cases and over 1.7 million deaths from lung cancer worldwide, and the National Cancer Institute ("NCI") estimated that in 2019 there would be over 228,000 new cases and more than 142,000 deaths from lung cancer in the United States. According to the American Society of Clinical Oncology, NSCLC represents 84% of all lung cancers. According to NCI, the five-year survival rate for Stage IV (metastatic) NSCLC is less than 5%, and overall survival for lung cancer has not improved appreciably in the last 25 years. We believe that there is a significant unmet medical need for new treatments for NSCLC in the United States and globally, and we believe that Oncoprex may be suitable for a majority of NSCLC patients.

We believe that our platform technologies could allow delivery of a number of cancer fighting genes, alone or in combination with other cancer therapies, to combat multiple types of cancer. Our research and development pipeline, discussed in “Our Pipeline” below, demonstrates our clinical and preclinical progress to date.

Cancer results from genetic mutations. Mutations that lead to cancer are usually present in two major classes of genes: oncogenes, which are involved in functions such as signal transduction and transcription; and tumor suppressor genes, which play a role in governing cell proliferation by regulating transcription. Transduction is the process by which chemical and physical signals are transmitted through cells. Transcription is the process by which a cell’s DNA sequence is copied to make RNA molecules, which then play a role in protein expression. In normal cells, mutations in oncogenes are discovered and targeted for elimination by tumor suppressor genes. In cancer cells, the oncogene mutations may overwhelm the natural tumor suppression processes, or those tumor suppression processes may be impaired or absent. Functional alterations due to mutations in oncogenes or tumor suppressor genes may result in the abnormal and uncontrolled growth patterns characteristic of cancer. These genetic alterations facilitate such malignant growth by affecting signal transduction pathways and transcription, thus inhibiting normal growth signaling in the cell, circumventing the natural process of apoptosis, evading the immune system’s response to cancer, and inducing angiogenesis, which is the formation of new blood vessels that supply cancer cells.

The most common genetic alterations present in NSCLC are in tumor suppressor genes, against which few targeted small molecule drugs have been developed. Each of the two sets of chromosomes in the cell nucleus includes two copies of each gene, called alleles, which may be identical or may show differences. In most situations, tumor suppressor genes require both alleles of a gene to be deleted or inactivated to impair tumor suppression activity and lead to tumor growth. The replacement of just one functional allele may therefore be enough to restore the normal cellular functions of growth regulation and apoptosis.

Among the genetic conditions associated with lung cancer are the overexpression of epidermal growth factor receptors, or EGFRs, and mutations of kinases. Kinases are enzymes that play an important role in signal transduction through the modification of proteins by adding or taking away phosphate groups, a process called (de-)phosphorylation, to change the proteins’ function. When two EGFR transmembrane proteins are brought to proximity on the cell membrane surface, or dimerize, either through a ligand, or binding molecule, that binds to the extracellular receptor, or through some other process, the intracellular protein-kinase domains can autophosphorylate, and activate downstream processes, including cell signaling pathways that can lead to either cell cycle arrest or cell growth and proliferation. EGFRs and kinases can act similarly to a switch that turns “on” and “off” when phosphate groups are either added or taken away. Mutated kinases can have a malfunctioning on/off switch, causing the switch to be stuck in the “on” position or failing to turn the switch “off,” leading to the loss of cell control.

A subset of NSCLC patients (approximately 7% of NSCLC patients of North American and European descent and approximately 30% to 50% of NSCLC patients of Asian descent) carry an EGFR mutation that makes their tumors sensitive to tyrosine kinase inhibitors, or TKIs, such as erlotinib or osimertinib. However, even for these patients, tumor resistance to TKIs frequently develops within two to three years, resulting in eventual disease progression. Erlotinib or osimertinib generally do not benefit NSCLC patients who do not have this activating EGFR mutation. However, our clinical and preclinical data have shown that the combination of Oncoprex and erlotinib can increase anti-tumor activity even in cancers without the EGFR mutations, as well as in cancers that have become resistant to erlotinib. For this reason, we believe Oncoprex may be suitable for the majority of NSCLC patients.

Cancer can spread when cells’ natural cancer suppression functions are impaired. The tumor suppressor gene called Tumor Suppressor Candidate 2, or TUSC2 (which was formerly known as FUS1) has been shown to affect both cell proliferation and apoptosis. TUSC2 is a pan-kinase inhibitor, which means that it has the ability to inhibit multiple kinase receptors, such as EGFR and platelet-derived growth factor receptor, or PDGFR. TUSC2 is frequently inactivated early in the development of lung cancer, and loss of TUSC2 expression in NSCLC is associated with significantly worse overall survival compared to patients with normal TUSC2 expression. Many types of cancer cells, including approximately 80% of NSCLC cells, lack expression of TUSC2.

Cancer can also spread when the body’s natural immune functions are impaired, including by the cancer cells themselves. PD-1, or Programmed Death-1, is a receptor expressed on the surface of activated T cells, which are part of the body’s immune system. PD-L1, or Programmed Death Ligand-1, is a protein/receptor expressed on the surface of cancer and other cells. The binding of PD-1 to PD-L1 has been speculated to contribute to cancer cells’ ability to evade the body’s immune response. PD-1 and molecules like it are called immune checkpoints, because they can impede the normal immune response, for example by blocking the T cells from attacking the cancer cells. In many cancers, PD-L1 receptors are up-regulated, and substantial research is now being performed in the emerging field of immuno-oncology to discover drugs or antibodies that could block PD-L1 and similar receptors. It is believed that blocking the PD-1/PD-L1 interaction pathway and other similar checkpoints, such as cytotoxic T-lymphocyte-associated protein 4, or CTLA-4, with drugs called checkpoint inhibitors can prevent cancer cells from inactivating T cells.

Our Oncoprex immunogene therapy is designed to interrupt cell signaling pathways that cause replication and proliferation of cancer cells, and to target and kill cancer cells via receptor pathways, and also to stimulate the natural immune responses against cancer. Oncoprex combines features of gene therapy and immunotherapy in that it up-regulates TUSC2 expression in the cell, and also increases the anti-tumor immune cell population and down-regulates PD-L1 receptors, thereby potentially boosting the immune response to cancer.

Oncoprex consists of a TUSC2 gene encapsulated in a nanovesicle made from lipid molecules with a positive electrical charge. Oncoprex is injected intravenously and can specifically target cancer cells, which generally have a negative electrical charge. Once Oncoprex is taken up into a cancer cell, the TUSC2 gene is expressed into a protein that is capable of restoring certain defective functions arising in the cancer cell. Oncoprex nanovesicles are designed to deliver the functioning TUSC2 gene to cancer cells while minimizing their uptake by normal tissue. Tumor biopsy studies conducted at MD Anderson show that, in three patients, the uptake of TUSC2 in tumor cells after Oncoprex treatment was 10 to 25 times the uptake in normal cells. We believe that Oncoprex, unlike other gene therapies, which either need to be delivered directly into tumors or require cells to be removed from the body, re-engineered and then reinserted into the body, is the first systemic gene therapy to be used for cancer in humans.

Clinical data from the evaluation of 25 patients in our Phase I/II clinical trial, as well as our preclinical data, indicate that Oncoprex can be combined with the widely used anti-cancer drug erlotinib (marketed as Tarceva® by Genentech, Inc.) in humans. Erlotinib is a tyrosine kinase inhibitor, or TKI, which uses a mechanism of action similar to that of pan-kinase inhibitors to block the action of tyrosine kinases, which are a type of kinase involved in many cell functions, including cell signaling, growth and division. In addition, MD Anderson researchers have conducted preclinical studies combining Oncoprex with:

●	the TKI gefitinib (marketed as Iressa® by AstraZeneca Pharmaceuticals) in animals and in human NSCLC cells;
●	third generation TKIs such as osimertinib (marketed as Tagrisso® by AstraZeneca Pharmaceuticals);
●	MK2206 in animals (MK2206 is an inhibitor of AKT kinases, which affect cell signaling pathways downstream from tyrosine kinases);
●	an anti-PD-1 antibody equivalent to the checkpoint inhibitor pembrolizumab (marketed as Keytruda® by Merck & Co. ) in animals;
●	an anti-PD-1 antibody equivalent to the checkpoint inhibitor nivolumab (marketed as Opdivo® by Bristol-Myers Squibb Company) in animals; and
●	an anti-CTLA4 antibody equivalent to ipilimumab (marketed as Yervoy® by Bristol-Myers Squibb Company) in animals.

The manufacturers of the marketed drugs were not involved in any of our clinical or preclinical studies. In studies involving marketed drugs, the drugs were administered concurrently with Oncoprex without being modified in any way, and the antibodies used in our preclinical studies that did not use the marketed drugs were the non-humanized equivalent to marketed drugs.

Data from these clinical and preclinical studies indicate that combining Oncoprex with these other therapies yields results more favorable than either these therapies or Oncoprex alone, with minimal side effects relative to other lung cancer drugs, thereby potentially making Oncoprex a therapy complementary to these cancer treatments. In addition, based on our clinical and preclinical studies and on preclinical studies conducted by others, we believe that Oncoprex could be combined with other lung cancer drugs that have similar mechanisms of action to the drugs mentioned above, such as nivolumab (marketed as Opdivo® by Bristol-Myers Squibb Company)  and atezolizumab (marketed as Tecentriq® by Genentech/Roche). We have not conducted any preclinical or clinical studies combining Oncoprex with atezolizumab.

Researchers at MD Anderson have collaborated with other researchers to identify other genes, such as those in the 3p21.3 chromosomal region, that may act as tumor suppressors or have other cancer fighting functions. We hold rights to certain of these genes under license agreements with MD Anderson. Data from preclinical studies performed by others suggest that product candidates that could be derived from our technology platform could be effective against other types of cancer, including glioblastoma, head and neck, breast, renal cell (kidney), and soft tissue sarcoma, as well as NSCLC. Therefore, our platform technologies may allow delivery of a number of cancer fighting genes, alone or in combination with other cancer therapies, to combat multiple types of cancer.

In 2012, MD Anderson researchers completed a Phase I clinical trial of Oncoprex as a monotherapy. The primary objective of this Phase I trial was to assess the toxicity of Oncoprex administered intravenously and to determine the maximum tolerated dose, or MTD and recommended Phase II dose of Oncoprex alone. Secondary objectives were to assess the expression of TUSC2 following intravenous delivery of Oncoprex in tumor biopsies and also to assess the anticancer activity of Oncoprex. This trial demonstrated that Oncoprex was well tolerated and established the MTD and the therapeutic dosage for Oncoprex at 0.06 mg/kg administered every 21 days. Although this trial was not designed to show changes in outcomes, a halt in cancer growth was observed in a number of patients, and tumor regressions occurred in primary lung tumors and metastatic cancers in the liver, pancreas, and lymph nodes. In addition, pre- and post-treatment patient biopsies demonstrated that intravenous Oncoprex selectively and preferentially targeted patients’ cancer cells, and suggested that clinical anti-cancer activity was mediated by TUSC2.

We believe that Oncoprex’ combination of pan-kinase inhibition, direct induction of apoptosis, anti-cancer immune modulation and complementary action with targeted drugs and immunotherapies is unique, and positions Oncoprex to provide treatment for patients with NSCLC and possibly other cancers, who are not benefitting from currently offered therapies.

MD Anderson researchers have completed the first phase of a Phase I/II clinical trial of Oncoprex in combination with erlotinib in patients with Stage IV (metastatic) or recurrent NSCLC that is not potentially curable by radiotherapy or surgery, whether or not they have received prior chemotherapy, and whether or not they have an activating EGFR mutation. The Phase I portion of the trial was a dose-escalating study with primary endpoints of establishing the safety and tolerability of the combination of Oncoprex and erlotinib, and establishing the MTD. The secondary endpoint of the Phase I portion of the trial was to assess the toxicity of the combination of Oncoprex with erlotinib. In the Phase I portion of the trial, which began in 2014, 18 subjects were treated, and the MTD was determined to be the highest tested dose: 0.6 mg/kg of Oncoprex administered every 21 days and 150 mg of erlotinib per day. Toxicities were found to compare favorably with those of other lung cancer drugs.

The Phase II portion of the trial was designed to include subjects treated with the combination of Oncoprex and erlotinib at the MTD with the primary goal of measuring the response rate, and secondary endpoints of stable disease, time to progression and overall survival. The response rate for cancer therapies is defined under the Response Evaluation Criteria in Solid Tumors, or RECIST, as Complete Response (CR) + Partial Response (PR); disease control rate is defined under the RECIST criteria as Complete Response (CR) + Partial Response (PR) + Stable Disease (SD)>8weeks.

Enrollment criteria for the second phase of the Phase I/II clinical trial are identical to those in the first phase. The Phase II portion of the trial began in June 2015 and is ongoing at MD Anderson. Of the 39 patients allowed in the protocol for the Phase II portion of the trial, ten have been enrolled and nine are evaluable for response under the trial protocol, because they have received two or more cycles of treatment. Interim results show that four of the patients had tumor regression and one patient had a Complete Response, or CR under the RECIST criteria. The patient with the CR had disappearance of the lung primary tumor, as well as lung, liver, and lymph node metastases. The median response duration for all patients, which is defined as the median time between when response is first noted to the time when cancer progression is observed, was three months. The response rate for the nine patients evaluated to date was 11% and the disease control rate for the nine patients was 78%.

The response rate and disease control rate to date in the Phase II portion of our Phase I/II clinical trial substantially exceeds the response rate of 7% (with no CRs) and disease control rate of 58% reported for a clinical trial of the TKI afatinib (marketed as Gilotrif® by Boehringer Ingelheim Pharmaceuticals, Inc.) in a study referred to as the LUX-Lung 1 clinical trial. A total of 585 patients were enrolled in that Phase IIB/III clinical trial, whose primary endpoint was overall survival and whose secondary endpoints were progression-free survival, RECIST response, quality of life and safety. The LUX-Lung 1 clinical trial was a randomized, double blinded Phase IIB/III clinical trial treating subjects with Stage IIIB or IV adenocarcinoma, a type of NSCLC. The Phase II portion of our Phase I/II trial is not blinded, and is designed to treat NSCLC subjects regardless of EGFR status.

Preliminary analysis of the early data from the Phase II portion of our Phase I/II trial supports our belief that Oncoprex may provide medical benefit in several subpopulations of NSCLC patients for which there is an unmet medical need, and may provide pathways for accelerated approval by the US Food and Drug Administration, or FDA. As a result of these initial findings, in April 2016, we suspended enrollment of new patients in the Phase II portion of the trial to collect additional trial data and have it analyzed in order to seek FDA guidance as to whether the protocol for this clinical trial could be modified to expand enrollment and also to divide the patients into cohorts with a view toward seeking accelerated approval in one or more of these cohort populations. We subsequently decided not to modify the trial, but to continue it as originally designed. Although this clinical trial is currently closed to new patient enrollment, it is not terminated, and is considered “ongoing” because activities such as patient follow-up and further data collection and analysis continue.

We now plan to reopen enrollment in the current version of the Phase II portion of the trial. We have encountered delays in reopening this trial at MD Anderson and will likely reopen the trial at one or more other clinical trial sites. We intend to use a portion of our available funds to add additional clinical trial sites.

Our Oncoprex immunogene therapy technology was discovered through a lung cancer research consortium from MD Anderson and The University of Texas Southwestern Medical Center along with the National Cancer Institute. The TUSC2 discovery teams included Jack A. Roth, MD, FACS, chairman of our Scientific and Medical Advisory Board. We have assembled a team of experts in clinical and translational research, including laboratory scientists, medical oncologists and biostatisticians, to pursue the development and commercialization of Oncoprex and other potential product candidates.

Our technology discoveries and research and development programs have been the subjects of numerous peer-reviewed publications and have been supported by Small Business Innovation Research grants and grants from the National Institutes of Health, the United States Department of Treasury, and the State of Texas. We hold a worldwide, exclusive license from MD Anderson to patents covering the therapeutic use of TUSC2 and other genes that have been shown to have cancer fighting properties, as well as a number of related technologies, including 33 issued patents and two pending patent applications.

Our Pipeline

We are developing Oncoprex, our lead product candidate, to be administered with erlotinib for NSCLC. We are also conducting preclinical research with the goal of developing Oncoprex to be administered with immunotherapies in NSCLC. In addition, we have conducted research into other tumor suppressor genes associated with chromosome 3p21.3. Our research and development pipeline is shown below:

Our Strategy

We intend to develop and commercialize treatments for cancer based on our proprietary gene therapy platform, alone or in combination with other cancer therapies. Key elements of our strategy include:

●

Conduct Ongoing and New Clinical Trials. We plan to continue clinical trials of Oncoprex immunogene therapy in combination with EGFR TKIs, such as erlotinib or osimertinib, and/or in combination with immunotherapies, such as anti-PD-1 immunotherapy, for treatment of NSCLC, while exploring pathways to accelerated FDA approval of this combination in NSCLC patients. We also may pursue clinical trials using multi-drug combinations of Oncoprex with additional targeted therapies and immunotherapies.

●

Investigate the Effectiveness of Oncoprex in Other Cancers. We may also explore the combination of Oncoprex and other therapies in other cancers such as soft tissue, kidney, head and neck, and/or breast cancer. We may also pursue development of additional proprietary genes, alone or in combination with EGFR TKIs such as erlotinib or osimertinib and/or with immunotherapies.

●	Prepare to Commercialize Oncoprex. We plan to continue to develop the manufacturing, process development and other capabilities needed to commercialize Oncoprex.

●

Pursue Strategic Partnerships. As we gather additional clinical data, we plan to pursue strategic partnerships with other developers and providers of anti-cancer drugs to investigate possible therapeutic combinations of Oncoprex with drugs manufactured by others, to accelerate the development of our current and potential product candidates through co-development and to increase the commercial opportunities for our current and potential product candidates.

●	Develop Our Platform Technology. We plan to investigate the applicability of our platform technology with additional anti-cancer drugs.

●

Acquire Additional Technologies. We are investigating other technologies for possible acquisition, and plan to add additional technologies to our pipeline should we have the opportunity to do so on acceptable financial terms.

November 2019 Registered Direct Offering and Private Placement

On November 20, 2019, we entered into a securities purchase agreement with certain accredited investors pursuant to which we sold an aggregate of 3,167,986 shares of our common stock in a registered direct offering. The shares were offered by us pursuant to our shelf registration statement on Form S-3 (File No. 333-233774) filed with the Securities and Exchange Commission (the "SEC") on September 16, 2019, as amended on October 4, 2019.

In a concurrent private placement, we also agreed, pursuant to the securities purchase agreement, to issue and sell to each of the purchasers a warrant to purchase one share of common stock for each share of common stock purchased by a purchaser in the registered direct offering, resulting in the issuance of warrants to purchase an aggregate of 3,167,986 shares of our common stock, all of which are being registered for resale pursuant to this prospectus. The exercise price of the warrants is $0.46 per share, subject to adjustment as provided therein, and will be exercisable beginning on May 22, 2020 through May 22, 2025.

The purchase price for one share in the registered direct offering was $0.40. No additional consideration was paid for the warrants.

In connection with the offerings, we issued designees of the placement agent warrants to purchase an aggregate of 443,518 shares of common stock, all of which are being registered for resale pursuant to this prospectus. In addition, in connection with the offerings, we reduced the exercise price of an aggregate of 2,283,740 outstanding warrants (the "Outstanding Warrants") held by the purchasers in the registered direct offering to $0.46. In connection with such adjustment, the Outstanding Warrants shall not be exercisable for six months and one day from the closing date of the offerings and the expiration date of the Outstanding Warrants will be extended by six months and one day. The Outstanding Warrants have been registered for resale pursuant to a Registration Statement on Form S-1 (File No. 333-225090) which was declared effective by the SEC on July 26, 2018.

Corporate Information

We were incorporated in Delaware in April 2009. Our principal executive offices are located at 1601 Trinity Street, Bldg. B, Suite 3.322, Austin, TX 78712, and our telephone number is (512) 537-7997. Our corporate website address is www.genprex.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

THE OFFERING

Common stock offered by selling stockholders:	3,611,504 shares (the “Resale Shares”) of common stock issuable upon exercise of outstanding warrants.

Offering price:	Market price or privately negotiated prices.

Common stock outstanding after the offering:	19,263,841

Use of proceeds:	We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders; however, we will receive the proceeds from any cash exercise of warrants.

Risk factors:

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors incorporated by reference under the caption “Risk Factors” on page 10.

Nasdaq Capital Market Symbol:	GNPX

The number of shares of common stock to be outstanding immediately after this offering is based on 19,263,841 shares of common stock outstanding as of December 18, 2019 (including 3,167,986 shares of common stock issued pursuant to our November 2019 registered direct offering) and excludes as of that date:

●	7,476,056 shares of common stock underlying warrants to purchase shares of our common stock at a weighted average exercise price of $1.45 per share;

●	5,905,583 shares of common stock underlying options to purchase shares of our common stock at a weighted average exercise price of $2.94 per share

●	208,050 shares of common stock reserved for issuance under our 2018 Employee Stock Purchase Plan; and

●	1,645,123 shares of common stock reserved for issuance under our 2018 Equity Incentive Plan.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before deciding whether to purchase our common stock, investors should carefully consider the risk factors set forth below and described in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC. Our business, financial condition, operating results and prospects are subject to the material risks set forth below and incorporated herein by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the risks set forth below or incorporated by reference herein actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and our stockholders may lose all or part of their investment in the shares of our common stock.

Risks Related to Our Financial Position and Need for Additional Capital

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We have used, and plan to continue using the proceeds from our initial public offering, registered direct offering, and private placements of our securities to advance Oncoprex through clinical development, as well as for other purposes. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize Oncoprex. If the FDA requires that we perform additional preclinical studies or clinical trials, our expenses will further increase beyond what we currently expect and the anticipated timing of any potential approval of Oncoprex would likely be delayed. Further, there can be no assurance that the costs we will need to incur to obtain regulatory approval of Oncoprex will not increase.

We will continue to require substantial additional capital to continue our clinical development and commercialization activities. Because successful development of our current and potential product candidates is uncertain, we are unable to estimate the actual amount of funding we will require to complete research and development and commercialize our products under development.

The amount and timing of our future funding requirements will depend on many factors, including, but not limited to:

•	the progress, costs, results and timing of our clinical trials for Oncoprex;
•	the outcome, costs and timing of seeking and obtaining FDA and any other regulatory approvals;
•	the ability of third parties to deliver materials and provide services for us;
•	the costs associated with securing and establishing commercialization and manufacturing capabilities;
•	market acceptance of our current and potential product candidates;
•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
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our ability to maintain, expand and enforce the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•	our need and ability to hire additional management and scientific and medical personnel;
•	the effect of competing drug candidates and new product approvals;
•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
•	the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Some of these factors are outside of our control. We expect that our existing cash, and marketable securities will be sufficient to fund our current operations through at least the first quarter of 2020. This period could be shortened if there are any significant increases in planned spending on development programs or more rapid progress of development programs than anticipated. We believe that our existing capital will not be sufficient to enable us to complete the development and commercialization of Oncoprex. Accordingly, we expect that we will need to raise additional funds in the future.

We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. Any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our existing capital stock. In addition, the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and we may be required to curtail or cease operations. Accordingly, our business may fail, in which case you would lose the entire amount of your investment in our securities.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of December 31, 2018 have been prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm included in its opinion for the year ended December 31, 2017 an explanatory paragraph referring to our recurring losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, reduce expenditures and to generate significant revenue. Our financial statements as of December 31, 2018 did not include any adjustments that might result from the outcome of this uncertainty. The reaction of investors to the inclusion of a going concern statement by our auditors, and our potential inability to continue as a going concern, in future years could materially adversely affect our share price and our ability to raise new capital or enter into strategic alliances. Furthermore, we also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

Risks Related to Development and Commercialization of Our Current and Potential Product Candidates

Our success depends greatly on the success of our development of Oncoprex for the treatment of non-small cell lung cancer, and our pipeline of product candidates beyond this lead indication is extremely early stage and limited. Oncoprex and our other product candidates are based on novel technology, which makes it difficult to predict the time and cost or the outcome of development and of subsequently obtaining regulatory approval.

At this time we are actively pursuing development of only one product candidate, Oncoprex for NSCLC. Therefore, we are dependent on the success of Oncoprex in the near term. We cannot provide you any assurance that we will be able to successfully advance Oncoprex through the development process, or that any development problems we experience in the future will not cause significant delays or unanticipated costs, or that such development problems can be solved. We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process to commercial partners, or developing or validating product release assays in a timely manner, which may prevent us from completing our clinical trials or commercializing our products on a timely or profitable basis, if at all. Immunotherapy, gene therapy and biopharmaceutical product development are highly speculative undertakings and involve a substantial degree of uncertainty. Because Oncoprex and our other potential product candidates are based upon novel technology, it is difficult to predict whether, either as stand-alone therapies or in combination with other drugs, they will show consistently favorable results and to predict the time and cost of their development and of subsequently obtaining regulatory approval. Few gene therapy products have been approved in the United States or Europe. We have found it difficult to enroll patients in our clinical studies and may, in the future, find it difficult to enroll patients in our clinical studies, which could delay or prevent clinical studies of our current and potential product candidates. We may encounter delays in our clinical studies, or we may fail to demonstrate safety and efficacy to the satisfaction of FDA and other regulatory authorities. We may not be successful in our efforts to identify or discover additional product candidates, or to develop product candidates that we have identified.

In addition, the clinical trial requirements of FDA, the European Commission, the European Medicines Agency, or the EMA, the competent authorities of the Member States of the European Union, or EU, and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of such product candidates. The regulatory approval process for novel product candidates such as ours can be more expensive and take longer than for other, better known or more extensively studied product candidates. Even if we are successful in developing additional product candidates, it is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for these product candidates in either the United States or the EU, or how long it will take to commercialize any other products for which we receive marketing approval. In addition, any future marketing authorization granted by the European Commission may not be indicative of what FDA may require for approval and vice versa.

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for Oncoprex and our other potential product candidates.

Oncoprex has been tested in only one prior Phase I clinical study, involving 31 patients. In that study, Oncoprex was tested as a monotherapy. We believe that the best path for development is to develop a combination therapy of Oncoprex in combination with EGFR TKIs, such as erlotinib and osimertinib, and/or in combination with immunotherapies, such as anti-PD-1 immunotherapy, and possibly other drugs. We have an ongoing Phase I/II clinical trial testing Oncoprex in combination with erlotinib. Enrollment was completed in March 2015 for the Phase I portion of this clinical trial, in which 18 patients were enrolled. The Phase II portion of our Phase I/II clinical trial is at an early stage, with a limited number of patients enrolled, and the favorable results observed so far may not continue in the current clinical trial or be replicated in other clinical trials, especially those involving larger numbers of patients. Even if the Phase I/II trial is successful, success in early clinical studies may not be indicative of results obtained in later studies. The results from our Phase I/II trial may not demonstrate sufficient safety and efficacy to support the submission of marketing approval for Oncoprex. Before we request marketing approval, the FDA may require us to conduct additional clinical studies or evaluate subjects for an additional follow-up. Unless an accelerated approval process is allowed by the FDA, one or more Phase III studies is normally required for approval.

Delays in the commencement, enrollment and/or completion of clinical trials at any of our sites could increase our product development costs or delay or limit the regulatory approval of our current and potential product candidates. We do not know whether any future trials or studies of our other potential product candidates will begin on time or will be completed on schedule, if at all. The start or end of a clinical study is often delayed or halted due to regulatory requirements, changes in the proposed regulatory approval pathway for a drug candidate, manufacturing challenges, including delays or shortages in available drug product, required clinical trial administrative actions, slower than anticipated patient enrollment, changing standards of care, availability or prevalence of use of a comparative drug or required prior therapy, clinical outcomes or financial constraints. For instance, delays or difficulties in patient enrollment or difficulties in retaining trial participants can result in increased costs, longer development times or termination of a clinical trial. Clinical trials of a new product candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the product candidate is intended to treat and who meet other eligibility criteria. Rates of patient enrollment are affected by many factors, including the size of the patient population, the eligibility criteria for the clinical trial, which include the age and condition of the patients and the stage and severity of disease, the nature of the protocol, the proximity of patients to clinical sites and the availability of effective treatments and/or availability of other investigational treatment options for the relevant disease.

If we are unable to secure contract manufacturers with capabilities to produce the products that we require, we could experience further delays in reopening enrollment of the second phase of our Phase I/II clinical trial at MD Anderson.

As the second phase of a Phase I/II clinical trial, MD Anderson researchers are conducting a Phase II clinical trial evaluating Oncoprex in combination with erlotinib in NSCLC. The Phase II trial began in June 2015. We have encountered delays in reopening enrollment primarily because the GMP manufacturing facility at MD Anderson did not have the capacity to produce additional drug product, and requested that, with MD Anderson’s assistance, we transfer the portion of the process which such manufacturing facility had performed to a third party manufacturer. Although we have contracted with contract manufacturers with capabilities to produce the products that we require, no assurance can be given that such contract manufacturers will be able to, and receive all approvals to, produce product sufficient for our trials. In accordance with cGMPs, changing manufacturers may require the re-validation of manufacturing processes and procedures, and may require further preclinical studies or clinical trials to show comparability between the materials produced by different manufacturers. Changing our current or future contract manufacturers may be difficult and could be costly if we do make such a change, which could result in our inability to manufacture our clinical product candidate and a delay in the development of our clinical product candidate. Further, in order to maintain our development timelines in the event of a change in a third-party contract manufacturer, we may incur higher costs to manufacture our clinical product candidate. Furthermore, we may open enrollment at one or more other clinical trial sites prior to, or in lieu of, reopening enrollment at MD Anderson. Any additional clinical trial sites that we open will require approval of the Investigational Review Board, or IRB, and no assurance can be given the IRB will approve such sites in a timely manner, if at all.

A product candidate can unexpectedly fail at any stage of preclinical and clinical development.

The historical failure rate for product candidates is high due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. The results from preclinical testing or early clinical trials of a product candidate may not predict the results that will be obtained in later phase clinical trials of the product candidate. We, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time for various reasons, including, but not limited to, a belief that subjects participating in such trials are being exposed to unacceptable health risks or adverse side effects, or other adverse initial experiences or findings. We may not have the financial resources to continue development of, or to enter into collaborations for, a product candidate if we experience any problems or other unforeseen events that delay or prevent regulatory approval of, or our ability to commercialize, product candidates, including:

•	inability to obtain sufficient funds required for a clinical trial;
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inability to reach agreements on acceptable terms with current or prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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negative or inconclusive results from our clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	serious and unexpected side effects experienced by subjects in our clinical trials or by individuals using drugs similar to our current and potential product candidates;
•	conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;
•	delays in enrolling research subjects in clinical trials;
•	high drop-out rates and high fail rates of research subjects;
•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;
•	greater than anticipated clinical trial costs;
•	poor effectiveness of our current and potential product candidates during clinical trials; or
•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site or vendor.

We may have difficulty engaging or retaining clinical trial sites and/or enrolling patients in our clinical trials, which could delay or prevent development of our current and potential product candidates.

Identifying and qualifying patients to participate in clinical trials of our current and potential product candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can engage and retain clinical trial sites and recruit patients to participate in testing our current and potential product candidates. We have experienced delays in some of our clinical trials in the past due to difficulties with enrollment and we may experience similar delays in the future. We have suspended enrollment of new patients in the Phase II portion of our Phase I/II clinical trial evaluating Oncoprex in combination with erlotinib in NSCLC, and we may experience difficulties with enrollment upon reopening enrollment for the trial under the current protocol or a modified protocol. If patients are unwilling to participate in our clinical trials because of negative publicity from adverse events in the industry or in the trials for other third-party product candidates, or for other reasons, including competitive clinical trials for similar patient populations, the timeline for engaging sites, recruiting patients, conducting studies and obtaining regulatory approval of potential products may be delayed. These delays could result in increased costs, delays in advancing our product development, delays in testing the effectiveness of our technology or termination of the clinical trials altogether.

We or our clinical trial sites may not be able to identify, recruit and enroll a sufficient number of patients, or those with the required or desired characteristics in a clinical trial, to complete our clinical trials in a timely manner. Patient enrollment is affected by factors including:

•	severity of the disease under investigation;
•	design of the clinical trial protocol, including the fact that certain of our clinical trials are randomized to current treatments;
•	size of the patient population;
•	eligibility criteria for the clinical trial in question;
•	perceived risks and benefits of the product candidate under study;
•	proximity and availability of clinical trial sites for prospective patients;
•	availability of competing therapies and clinical trials;
•	efforts to facilitate timely enrollment in clinical trials;
•	timely availability of the study drug;
•	patient referral practices of physicians; and
•	ability to monitor patients adequately during and after treatment.

We currently plan to seek initial marketing approval in the United States and subsequently in Europe. We may not be able to initiate or continue clinical trials if we cannot enroll a sufficient number of eligible patients to participate in the clinical trials required by the FDA or the EMA, or other regulatory agencies. Our ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

•	difficulty in establishing or managing relationships with CROs and physicians;
•	different standards for the conduct of clinical trials;
•	our inability to locate qualified local consultants, physicians and partners; and
•	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatments.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business.

Any product candidate we advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval. Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval to commercialize a product candidate, and the approval may be for a narrower indication than we seek.

Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or nonclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Additionally, our partners, clients, other vendors, and/or other stakeholders may not agree with our interpretation(s) of data obtained from our clinical trials, which could potentially cause a variety of issues, including, but not limited to delays, the necessity for additional clinical studies and analyses, dependence on third-party validation, and/or other unforeseen challenges. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than ours, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier clinical trials.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.

If Oncoprex is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be harmed.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of drop out among clinical trial participants. We do not know whether any clinical trials we or any of our potential future collaborators may conduct will demonstrate the consistent or adequate efficacy and safety that would be required to obtain regulatory approval and market any products. If we are unable to bring Oncoprex to market, or to acquire other products that are on the market or can be developed, our ability to create stockholder value will be limited.

Regulatory authorities also may approve a product candidate for more limited indications than requested, or they may impose significant limitations in the form of narrow indications.  These regulatory authorities may require warnings or precautions with respect to conditions of use or they may grant approval subject to the performance of costly post-marketing clinical trials.  In addition, regulatory authorities may not approve the labeling claims or allow the promotional claims that are necessary or desirable for the successful commercialization of our product candidates.  Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates and materially and adversely affect our business, financial condition, results of operations and prospects.

Potential product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of Oncoprex or any other products that we may develop.

In the event Oncoprex or any of our other potential product candidates is approved for marketing by the FDA and other regulatory authorities, we may face potential product liability. If successful claims are brought against us, we may incur substantial liability and costs. If the use of our current and potential product candidates harms patients, or is perceived to harm patients even when such harm is unrelated to our current and potential product candidates, our regulatory approvals could be revoked or otherwise negatively affected, and we could be subject to costly and damaging product liability claims. Although we do not currently maintain product liability insurance coverage, we may not be able to obtain or maintain insurance coverage in the future at a reasonable cost or in an amount adequate to satisfy any liability that may arise, if at all.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our suppliers and business partners, as well as personally identifiable information of clinical trial participants and employees. Similarly, our CROs, contractors and consultants possess certain of our sensitive data. The secure maintenance of this information is critical to our operations and business strategy. Despite our security measures our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information, including our data being breached at our our CROs, contractors and consultants, could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation which could adversely affect our business. Furthermore, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data which could cause the development and commercialization of our current and potential product candidates to be delayed.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in the United States, Europe and elsewhere, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or in discovering, developing and commercializing drugs for the cancer indications that we are targeting before we do or may develop drugs that are deemed to be more effective or gain greater market acceptance than ours. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. In addition, many universities and private and public research institutes may become active in our target disease areas. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than any product candidates that we are currently developing or that we may develop, which could render our products obsolete or noncompetitive.

There are a number of drugs approved and under development for treatment of lung cancer. Treatments competitive with our primary product candidates generally fall into the following categories: chemotherapies such as cisplatin, carboplatin, docetaxel and pemetrexed; targeted therapies such as erlotinib, gefitinib, afatinib and osimertinib, and immunotherapies such as checkpoint inhibitors and CAR and CAR-T cells, and oncolytic virus-based technology. In addition, new drug candidates are constantly being conceived and developed. Any such competing therapy may be more effective and/or cost-effective than ours.

If our competitors market products that are more effective, safer or less expensive or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, because of our limited resources, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

Risks Related to Regulatory Approval and Marketing of Our Current and Potential Product Candidates and Other Legal Compliance Matters

If we obtain approval to commercialize any of our product candidates outside the United States, in particular in the EU, a variety of risks associated with international operations could materially adversely affect our business.

We expect that we will be subject to additional risks in commercializing any of our product candidates outside the United States, including the following, any one or combination of which could have a material adverse effect on our business:

•	different regulatory requirements for approval of drugs and biologics in foreign countries;
•	reduced protection for intellectual property rights;
•	unexpected changes in tariffs, trade barriers and regulatory requirements;
•	economic weakness, including inflation, or political instability in particular foreign economies and markets;
•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;
•	workforce uncertainty in countries where labor unrest is more common than in the United States;
•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
•	business interruptions resulting from geopolitical actions, including war and terrorism or natural disasters including earthquakes, typhoons, floods and fires.

Risks Related to Our Intellectual Property

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the US PTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We employ an outside firm and rely on our outside counsel to pay these fees due to non-US patent agencies. The US PTO and various non-US governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Although an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market which would have a material adverse effect on our business.

We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.

As of December 18, 2019, we had six full-time employees. As we advance our current and potential product candidates through preclinical studies and clinical trials, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we may need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

Risks Related to Employee Matters and Managing Growth

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate and enter into various acquisitions and strategic partnerships, including licensing or acquiring additional products, intellectual property rights, technologies, or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;
•	the assumption of additional indebtedness or contingent liabilities;
•	the issuance of our equity securities;
•	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;
•	difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from any business combination;
•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;
•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;
•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and
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our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

Risks Relating to Owning Our Common Stock

The market price of our common stock may be highly volatile, and you may lose all or part of your investment.

The market price of our common stock is likely to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•	inability to obtain additional funding;
•	adverse results or delays in preclinical or clinical trials;
•	reports of adverse events in other gene therapy products or clinical trials of such products;
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any delay in filing an IND or BLA for any of our current and potential product candidates and any adverse development or perceived adverse development with respect to the FDA’s review of that IND or BLA;

•	failure to develop successfully and commercialize our current and potential product candidates;
•	failure to maintain our existing strategic collaboration or enter into new collaborations;
•	failure by us or our licensors and strategic collaboration partners to prosecute, maintain or enforce our intellectual property rights;
•	changes in laws or regulations applicable to our products and product candidates;
•	inability to obtain adequate product supply for our current and potential product candidates or inability to do so at acceptable prices;
•	adverse regulatory decisions;
•	introduction of new products, services or technologies by our competitors;
•	failure to meet or exceed financial projections we may provide to the public;
•	failure to meet or exceed the financial projections of the investment community;
•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our strategic collaboration partners or our competitors;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
•	additions or departures of key scientific or management personnel;
•	significant lawsuits, including patent or stockholder litigation;
•	changes in the market valuations of similar companies;
•	sales of our common stock by us or our stockholders in the future; and
•	trading volume of our common stock.

In addition, companies trading in the stock market in general, and The Nasdaq Capital Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our common stock.

Our common stock is currently listed on Nasdaq. In order to maintain such listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On June 10, 2019, the Company notified Nasdaq that it was not in compliance with Nasdaq Listing Rule 5605(c)(2)(A) as a result of the resignation of a member of the Company’s board who was also a member of the Company’s Audit Committee. Nasdaq Listing Rule 5605(c)(2)(A) requires the Audit Committee to have at least three independent members (as defined by Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934), at least one of whom is an audit committee financial expert.  As a result of the resignation of Dr. Bonfiglio, the Company no longer has an Audit Committee comprised of three independent directors. The Nasdaq Listing Rules provide for a cure period during which the Company may regain compliance with Nasdaq Listing Rule 5605(c)(2)(A). Under Nasdaq Listing Rule 5605(c)(4), the Company shall have until the earlier of its next annual meeting of stockholders or one year from the occurrence of the event that caused the failure to comply with Nasdaq Listing Rule 5605(c)(2)(A); provided, however, that if the next annual meeting of stockholders occurs no later than 180 days following the event that caused the vacancy, the Company shall instead have 180 days from such event to regain compliance.

In addition, on September 10, 2019, we were notified by Nasdaq that the bid price of our common stock had failed to satisfy the minimum bid price requirement and in accordance with Nasdaq’s Listing Rules, the Company has been granted a 180 calendar day compliance period, or until March 9, 2020, to regain compliance with the minimum bid price requirements. During the compliance period, the Company’s shares of common stock will continue to be listed and traded on The Nasdaq Capital Market. To regain compliance, the closing bid of the Company’s shares of common stock must meet or exceed $1.00 per share for at least ten consecutive business days during the 180 calendar day grace period. If the Company is not in compliance by March 9, 2020, the Company may be afforded a second 180 calendar day grace period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirements. In addition, the Company would be required to notify Nasdaq of its intent to cure the minimum bid price deficiency by effecting a reverse stock split, if necessary.

There can be no assurances that we will be able to regain compliance with Nasdaq’s listing standards or if we do later regain compliance with Nasdaq’s listing standards, will be able to continue to comply with the applicable listing standards. If we are unable to maintain compliance with these Nasdaq requirements, our common stock will be delisted from Nasdaq.

If Nasdaq delists our common stock, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

Comprehensive tax reform bills could adversely affect our business and financial condition.

The U.S. government recently enacted comprehensive federal income tax legislation that includes significant changes to the taxation of business entities. These changes include, among others, a permanent reduction to the corporate income tax rate. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform is uncertain, and our business and financial condition could be adversely affected. We urge our shareholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our securities.

We have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our common stock rests with our board of directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash for the development, operation and expansion of our business. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock, if any, to earn a return on their investment.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we incur significant legal, accounting and other expenses. The obligations of being a public company in the United States require significant expenditures and places significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of The Nasdaq Capital Market. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

Failure to maintain effective internal control over our financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could cause our financial reports to be inaccurate.

We are required pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to maintain internal control over financial reporting and to assess and report on the effectiveness of those controls. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Although we prepare our financial statements in accordance with accounting principles generally accepted in the United States, our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies and our independent registered public accounting firm may not be able to certify the effectiveness of our internal controls over financial reporting. In either case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

Our management has concluded that our internal controls over financial reporting were, and continue to be, ineffective, and as of the year ended December 31, 2018, identified a material weakness in our internal controls due to the lack of segregation of duties. While management is working to remediate the material weakness, there is no assurance that such changes, when economically feasible and sustainable, will remediate the identified material weaknesses or that the controls will prevent or detect future material weaknesses. If we are not able to maintain effective internal control over financial reporting, our financial statements, including related disclosures, may be inaccurate, which could have a material adverse effect on our business.

Failure to continue improving our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we operate in a demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act, and the related rules and regulations of the SEC. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.

Management performed an annual assessment as of December 31, 2018 of the effectiveness of our internal control over financial reporting for its annual report. Our management concluded that our internal control over financial reporting was, and continues to be, ineffective and as of the year ended December 31, 2018, due to a material weakness in our internal controls due to the lack of segregation of duties. For as long as we remain an “emerging growth company” as defined in the JOBS Act, we have and intend to continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We may continue to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” To remediate the identified material weakness, we engaged an outside firm to assist management with such accounting and will continue to use outside firms as a resource to deal with other non-recurring or unusual transactions. However, notwithstanding our remediation efforts, there is no assurance that we will not encounter future accounting errors in the future. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

Exercise of options or warrants or conversion of convertible securities may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of common stock.

The exercise or conversion of some or all of our outstanding options, warrants, or convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

As of December 18, 2019, we have outstanding warrants to purchase up to 7,476,056 shares of our common stock at a weighted exercise price of $1.45 per share. Additionally, we have outstanding options for the issuance of up to 5,905,583 shares of common stock at a weighted exercise price of $2.94 per share. The exercise of such existing outstanding stock options will further dilute our stockholders’ voting interests. To the extent options and/or warrants and/or conversion rights are exercised, additional shares of common stock will be issued, and such issuance will dilute stockholders.

In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of common stock eligible for resale in the public market. Sales of substantial numbers of such shares of common stock in the public market could adversely affect the market price of our shares of common stock. Substantial dilution and/or a substantial increase in the number of shares of common stock available for future resale may negatively impact the trading price of our shares of common stock.

The concentration of our common stock ownership by our current management may limit your ability to influence corporate matters.

As of December 18, 2019, our directors, executive officers and 5% or greater stockholders beneficially own approximately 62.86% of our outstanding common stock. Accordingly, our directors, executive officers, and certain of our stockholders, will have the ability to exert significant influence over all corporate activities, including the election or removal of directors and the outcome of tender offers, mergers, proxy contests or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for their shares of common stock. This concentrated control will limit the ability of other stockholders to influence corporate matters. In addition, such concentrated control could discourage others from initiating changes of control. In such cases, the perception of our prospects in the market may be adversely affected and the market price of our common stock may decline.

Certain provisions in our organizational documents could enable our board of directors to prevent or delay a change of control.

We are authorized to issue up to 10,000,000 shares of preferred stock, none of which are outstanding as of December 18, 2019. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

In addition, our organizational documents contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals, that a stockholder might consider favorable. These include provisions:

•

requiring at least 66-2/3% of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend the Amended and Restated Bylaws;

•	providing that the authorized number of directors may be changed only by resolution of the board of directors;
•

providing that the directors may only be removed with cause and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of our then outstanding shares of capital stock entitled to vote generally at the election of directors;

•

providing that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	dividing our board of directors into three classes;
•	requiring that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•

providing that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

•

that do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•

providing that special meetings of our stockholders may be called only by the Chairman of the board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Furthermore, our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of these shares without stockholder approval. Any series of preferred stock is likely to be senior to our common stock with respect to dividends, liquidation rights and, possibly, voting rights. The ability of our board of directors to issue preferred stock also could have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of our common stock.

In addition, Delaware law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors’ wishes. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any merger or other business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder except in limited circumstances, including by approval of the corporation’s board of directors.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contains an exclusive forum provision with respect to certain actions which may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable and discourage lawsuits against us or our current or former directors or officers and/or stockholders in such capacity.

Our Amended and Restated Bylaws provides that, unless the Company consents in writing to the selection of an alternative forum, the following actions must be brought solely and exclusively in the Court of Chancery of the State of Delaware (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s certificate of incorporation or the Company’s bylaws; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine. We believe that the exclusive forum provision may not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We believe that to the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, we believe that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers or other employees. Alternatively, if a court were to find the choice of forum provision contained in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on the Company’s business, results of operations, and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the documents we incorporate by reference herein include forward-looking statements  within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement contained in this prospectus or in the documents we incorporate by reference herein other than a statement of historical fact, may be a forward-looking statement, including statements regarding our future discovery, development and commercialization efforts, strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management. In some cases, you can identify forward-looking statements by such terms as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “might,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

●	our ability to obtain additional funding to develop our current and potential product candidates;
●	the need to obtain regulatory approval of our current and potential product candidates;
●	the success of our clinical trials through all phases of clinical development;
●	compliance with obligations under intellectual property licenses with third parties;
●	any delays in regulatory review and approval of product candidates in clinical development;
●	our ability to commercialize our current and potential product candidates;
●	market acceptance of our current and potential product candidates;
●	competition from existing products or new products that may emerge;
●	potential product liability claims;
●	our dependency on third-party manufacturers to supply or manufacture our products;
●	our ability to establish or maintain collaborations, licensing or other arrangements;
●	our ability and third parties’ abilities to protect intellectual property rights;
●	our ability to adequately support future growth; and
●	our ability to attract and retain key personnel to manage our business effectively.

If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

You should consider these factors and the other cautionary statements made in this prospectus and the documents we incorporate by reference herein as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference herein, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise, unless required by law.

This prospectus also includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. We believe that the information from these industry publications, surveys and studies is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those risks discussed (i) under the heading “Risk Factors” on page 10 of this prospectus, (ii) in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on April 1, 2019, as amended on October 16, 2019 (the “Annual Report”) that is incorporated by reference in this prospectus, and (iii) in other filings we make with the SEC from time to time. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Resale Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders covered by this prospectus. However, we will receive proceeds from the warrants if they are exercised for cash. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 18, 2019 by:

●	each person, or group of affiliated persons, who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;
●	each of our directors;
●	each of our executive officers; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or vested, or exercisable or subject to vesting within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options or warrants  for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information is not necessarily indicative of beneficial ownership for any other purpose, including for purposes of Section 13(d) and Section 13(g) of the Securities Act.

Applicable percentage ownership is based on 19,263,841 shares of common stock outstanding as of December 18, 2019. The total shares of common stock outstanding may be adjusted for the purpose of calculating the percentage ownership of a person that has options or warrants that are currently exercisable or vested, or exercisable or subject to vesting within 60 days of the date of this prospectus but not for the purpose of recalculating the percentage ownership of any other person.

Except as otherwise set forth below, the address of each beneficial owner listed in the table below is c/o Genprex, Inc., 1601 Trinity Street, Bldg B, Suite 3.322, Austin, TX 78712.

	Shares Beneficially Owned
Beneficial Owner	Number		Percentage
5% or Greater Stockholders
Christy M. Nance	3,167,694	(1)	16.31%
Jack A. Roth, MD, FACS	1,481,814	(2)	7.69%
JREG Investments, Ltd. (3)	1,338,999		6.95%
Texas Treasury Safekeeping Company (4)	1,235,219		6.41%
Viet-An Hoan Ly	1,169,845	(5)	5.74%
Sabby Volatility Warrant Master Fund, Ltd. (6)	983,654	(7)	5.11%

Directors and Named Executive Officers
J. Rodney Varner	3,569,765	(8)	17.26%
Julien L. Pham	453,860	(9)	2.30%
Ryan M. Confer	740,279	(10)	3.71%
David E. Friedman	509,423	(11)	2.58%
Robert W. Pearson	509,423	(12)	2.58%
All current executive officers and directors as a group (5 persons)	5,782,750		25.34%

(1)

Represents (i) 50,000 shares of common stock held by Christy M. Nance, (ii) 534,735 shares of common stock held by David Nance, a former director and officer of the Company and former spouse of Christy M. Nance, who is now deceased, (ii) 2,421,563 shares of common stock held by Domecq Sebastian, LLC (“Domecq Sebastian”) and (iii) 161,396 shares of common stock issuable upon exercise of an option held by Domecq Sebastian. Christy M. Nance is the Managing Member of Domecq Sebastian and in such capacity has voting and dispositive power over the securities held by Domecq Sebastian. Pursuant to the Schedule 13G filed by Christy M. Nance on February 15, 2019, the address of Christy M. Nance is 8203 Scenic Ridge Cove, Austin, Texas 78735.

(2)

Represents (i) 829,854 shares of common stock held by Jack A. Roth, MD, FACS, (ii) 646,960 shares of common stock held by JREG Investments, Ltd. (“JREG Investments”) and (ii) 5,000 shares of common stock that Dr. Roth has the right to acquire from us pursuant to a consulting agreement between Dr. Roth and us. Pursuant to the Schedule 13G filed by Jack A. Roth on February 15, 2019, Dr. Roth’s spouse is the trustee of a family trust that is a limited partner of JREG Investments, and Dr. Roth and his spouse serve as members of the general partner of JREG Investments and in such capacities, Dr. Roth has voting and dipositive power over 646,960 of the securities held by such entity. Pursuant to the Schedule 13G, the address of Dr. Roth is 6516 Brompton Road, Houston, Texas 77005.

(3)

Pursuant to the Schedule 13G filed by Jack A. Roth on February 15, 2019, Dr. Roth’s spouse is the trustee of a family trust that is a limited partner of JREG Investments, and Dr. Roth and his spouse are members of the general partner of JREG Investments and in such capacities, Dr. Roth has voting and dipositive power over 646,960 of the shares of common stock held by JREG Investments. Dr. Roth’s children and trusts of which Dr. Roth’s children are the beneficiaries are the other limited partners of JREG Investments and are the other members, and serve as the officers, of the general partner of JREG Investments, and in such capacities, they have voting and dispositive power over 692,039 shares of common stock held by JREG Investments. The address of JREG Investments is 6516 Brompton Road, Houston, Texas 77005.

(4)

Paul Ballard is the Chief Executive Officer of the Texas Treasury Safekeeping Trust Company and in such capacity has voting and dipositive power over the securities held by such entity. The address of the Texas Treasury Safekeeping Trust Company is 208 East 10th Street, Austin, Texas 78701.

(5)

Represents (i) 5,867 shares of common stock held by Viet-An Hoan Ly, (ii) 30,200 shares of common stock held by Tangle Trade Management LLC, (iii) 9,023 shares of common stock held by New Path Mining LLC, (iv) 3,154 shares of common stock held by Blackbox Data LLC, (v) 542,656 shares of common stock issuable upon exercise of a warrant held by Inception Fund LP, (vi) 497,130 shares of common stock issuable upon exercise of a warrant held by Tangletrade Fund LP, (vii) 25,000 shares of common stock issuable upon exercise of a warrant held by Inception Incubator LTD, and (viii) 56,815 shares of common stock issuable upon exercise of options held by Viet-An Hoan Ly. Viet-An Hoan Ly is the Fund Manager and General Partner of Tangle Trade Management LLC, the Manager of New Path Mining LLC, the Manager of Blackbox Data LLC, the Fund Manager and General Partner of Inception Fund LP, the Fund Manager and General Partner of Tangletrade Fund LP, and the Fund Manager and General Partner of Inception Incubator LTD and in such capacities has voting and dipositive power over the securities held by such entities. Pursuant to the Schedule 13G filed by Viet-An Hoan Ly on February 15, 2019, Viet-An Hoan Ly’s address is 5400 Carillon Point Road, Building 5000, Kirkland, Washington 98033.

(6)

Pursuant to the Schedule 13G filed by Sabby Volatility Warrant Master Fund, Ltd. ("Sabby Volatility"), Sabby Management, LLC ("Sabby Management") and Hal Mintz on November 22, 2019, Sabby Management is the investment manager of Sabby Volatility. Hal Mintz is the Manager of Sabby Management and in such capacity has the right to vote and dispose of the securities held by Sabby Management. The address of Sabby Volatility is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The address of Sabby Management is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. The address of Hal Mintz is c/o Sabby Management, 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(7)	Represents shares of common stock. Excludes warrants to purchase an aggregate of 2,725,863 shares of common stock which are not exercisable until May 2020. The warrants contain an ownership limitation such that the holder may not exercise any of such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock, together with all shares owned by the holder and its affiliates.

(8)

Represents (i) 534,735 shares of common stock held by J. Rodney Varner, (ii) 1,614,152 shares of common stock held by Laura Lane Biosciences, LLC, (iii) 1,800 shares of common stock held by Alizzita Ltd. and (iv) 1,419,078 shares of common stock issuable upon exercise of options held by J. Rodney Varner. Excludes 393,162 shares of common stock subject to an option held by J. Rodney Varner, which vest in equal installments over a  23-month period.  J. Rodney Varner is the Manager of Laura Lane Biosciences, LLC and the Manager of Alizzita Ltd. and in such capacities has voting and dipositive power over the securities held by such entities.

(9)

Represents (i) 500 shares of common stock and (ii) 453,360 shares of common stock issuable upon exercise of options.  Excludes (i) 30,525 shares of common stock subject to an option which vest in equal installments over a 9-month period, (ii) 164,837 shares of common stock subject to an option which vest in equal installments over a six-calendar quarter period, (iii) 164,836 shares of common stock subject to an option which vest upon achievement of milestones, and (iv) 276,443 shares of common stock subject to an option which vest in equal installments over a 23-month period.

(10)

Represents (i) 73,526 shares of common stock and (ii) 666,753 shares of common stock issuable upon exercise of options.  Excludes (i) 109,079 shares of common stock subject to an option which vest in equal installments over a six-calendar quarter period and (ii) 147,436 shares of common stock subject to an option which vest in equal installments over a 23-month period.

(11)	Represents 509,423 shares of common stock issuable upon exercise of options.

(12)	Represents 509,423 shares of common stock issuable upon exercise of options.

SELLING STOCKHOLDERS

On November 20, 2019, we entered into a securities purchase agreement with certain accredited investors pursuant to which we sold an aggregate of 3,167,986 shares of our common stock in a registered direct offering. In a concurrent private placement, we issued each investor a warrant to purchase one share of our common stock for each share of common stock purchased in the registered direct offering for warrants to purchase an aggregate of 3,167,986 shares of our common stock, all of which are being registered for resale pursuant to this prospectus. Furthermore, in connection with the November 2019 offerings, we issued designees of the placement agent warrants to purchase an aggregate of 443,518 shares of common stock, all of which are being registered for resale pursuant to this prospectus.

The transactions by which the selling stockholders acquired the Resale Shares were exempt under the registration provisions of the Securities Act.

The Resale Shares referred to above are being registered to permit public sales of the Resale Shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The table below sets forth certain information regarding the selling stockholders and the Resale Shares offered in this prospectus. The selling stockholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 19,263,841 shares of common stock outstanding as of December 18, 2019.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering (1)		Percentage of Common Stock Beneficially Owned Before this Offering	Shares of Common Stock Offered in this Offering		Shares of Common Stock Beneficially Owned After this Offering (2)	Percentage of Common Stock Beneficially Owned After this Offering (2)
Sabby Volatility Warrant Master Fund, Ltd. (3)	983,654	(4)	5.11%	1,583,993	(5)	983,654	5.11%
Hudson Bay Master Fund Ltd. (6)	0	(7)	0%	1,583,993	(8)	0	0%
Anthony Sica (9)	0	(10)	0%	39,916	(11)	0	0%
Stephan A. Stein (9)	0	(12)	0%	59,874	(13)	0	0%
Brandon Ross (9)	0	(14)	0%	220,000	(15)	0	0%
Joseph A. Alagna Jr. (9)	0	(16)	0%	99,794	(17)	0	0%
ToniAnn Romano (9)	0	(18)	0%	23,934	(19)	0	0%
TOTAL				3,611,504

(1) Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2) Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all Resale Shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, each selling stockholder may sell all, some or none of the Resale Shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3) Pursuant to the Schedule 13G filed by Sabby Volatility, Sabby Management, and Hal Mintz on November 22, 2019 Sabby Management is the investment manager of Sabby Volatility. Hal Mintz is the Manager of Sabby Management and in such capacity has the right to vote and dispose of the securities held by Sabby Management. The address of Sabby Volatility is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The address of Sabby Management is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. The address of Hal Mintz is c/o Sabby Management, 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(4) Represents shares of common stock. Excludes warrants to purchase an aggregate of 2,725,863 shares of common stock which are not exercisable until May 2020.

(5) Represents warrants to purchase 1,583,993 shares of common stock which are not exercisable until May 2020.

(6) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the Managing Member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaim beneficial ownership over these securities. The address of the business office of Hudson Bay Capital Management LP, Hudson Bay Master Fund Ltd., Hudson Bay Capital GP LLC and Sander Gerber is 777 Third Avenue, 30th Floor, New York, New York 10017.

(7) Excludes warrants to purchase an aggregate of 2,725,863 shares of common stock which are not exercisable until May 2020.

(8) Represents warrants to purchase 1,583,993 shares of common stock which are not exercisable until May 2020.

(9) The named individual is an officer or employee of Joseph Gunnar & Co., LLC, the placement agent in our November 2019 registered direct offering and concurrent private placement and member of the Financial Industry Regulatory Authority, or FINRA. The address of the selling stockholder is c/o Joseph Gunnar & Co., LLC, 30 Broad Street, 11th Floor, New York, NY 10004.

(10) Excludes warrants to purchase 39,916 shares of common stock which are not exercisable until May 2020.

(11) Represents warrants to purchase 39,916 shares of common stock which are not exercisable until May 2020.

(12) Excludes warrants to purchase 59,874 shares of common stock which are not exercisable until May 2020.

(13) Represents warrants to purchase 59,874 shares of common stock which are not exercisable until May 2020.

(14) Excludes warrants to purchase 220,000 shares of common stock which are not exercisable until May 2020.

(15) Represents warrants to purchase 220,000 shares of common stock which are not exercisable until May 2020.

(16) Excludes warrants to purchase 99,794 shares of common stock which are not exercisable until May 2020.

(17) Represents warrants to purchase 99,794 shares of common stock which are not exercisable until May 2020.

(18) Excludes warrants to purchase 23,934 shares of common stock which are not exercisable until May 2020.

(19) Represents warrants to purchase 23,934 shares of common stock which are not exercisable until May 2020.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We have agreed to keep this prospectus effective until the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Unless otherwise indicated, Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

Daszkal Bolton LLP, an independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Daszkal Bolton LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Resale Shares being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us the Resale Shares by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Genprex, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at Genprex, Inc., 1601 Trinity Street, Bldg. B, Suite 3.322, Austin, Texas 78712 or telephoning us at (512) 537-7997.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.genprex.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as to any portion of any future report or document that is not deemed filed under such provisions:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on April 1, 2019, as amended on October 16, 2019;

●

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 15, 2019, as amended on May 20, 2019 and October 16, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the SEC on August 13, 2019, as amended on October 16, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the SEC on November 14, 2019 ;

●	our Current Reports on Form 8-K filed with the SEC on January 31, 2019, February 19, 2019, June 11, 2019, September 13, 2019 and November 22, 2019;

●	our definitive proxy statement on Schedule 14A for our 2019 Annual Meeting of Stockholders filed with the SEC on April 30, 2019;

●	our definitive proxy statement on Schedule 14A for our 2020 Special Meeting of Stockholders filed with the SEC on December 23, 2019; and

●	the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on October 13, 2017.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (512) 537-7997 or by writing to us at the following address:

Genprex, Inc.

1601 Trinity Street, Bldg. B, Suite 3.322

Austin, Texas 78712

Attention: Investor Relations

3,611,504 Shares of Common Stock

PROSPECTUS

         , 2019

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$118
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$5,000
Miscellaneous	$2,882
Total	$$28,000

Item 14.    Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGLC”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Furthermore, pursuant to Section 145 of the DGCL, a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted  in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

In addition, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Company’s Amended and Restated Certificate of Incorporation provides that the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by applicable law. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Company has entered into indemnity agreements with each of its directors and executive officers (each an “indemnitee”), that require the Company to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or an agent of the Company or is or was, at the request of the Company, acting or serving as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. Under these agreements, the Company is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the DGCL;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the indemnitee;

●	indemnification for certain proceedings involving a final judgment that the indemnitee is required to disgorge profits from the purchase or sale of the Company’s securities;

●

indemnification for proceedings involving a final judgment or other final adjudication that the indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of the indemnitee’s duty of loyalty, but only to the extent of such specific determination;

●

indemnification for proceedings or claims brought by an indemnitee against the Company, or the Company’s or its subsidiary’s current or former directors, officers, employees or agents, or anyone that is or was serving, at the request of or for the convenience of or representing the interests of, the Company or any subsidiary of the Company, as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise except for (i) claims to establish or enforce a right of indemnification or advancement pursuant to the indemnification agreement or under any other agreement, provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or (ii) proceedings initiated by the indemnitee that are either approved by the Company’s board of directors or the indemnitee’s participation is required by law;

●	indemnification for settlements the indemnitee enters into without the Company’s written consent;

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Company; or

●	indemnification or advancement of expenses for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under such insurance or indemnity policy.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15.    Recent Sales of Unregistered Securities

Set forth below is information regarding securities issued by us since during the prior three years that were not registered under the Securities Act. All share amounts below give effect to (a) the 6.6841954-for-1 forward split of the Company’s common stock which was effectuated on April 3, 2018, and (b) the conversion of the Company’s shares of preferred stock and non-voting common stock into shares of common stock, which occurred in April 2018.

(1)	From January 2016 through December 2019, we issued 364,210 shares of our common stock to a consultant in consideration of services provided by the consultant.

(2)

From January 2016 to September 1, 2017, we entered into a series of subscription agreements with various investors, pursuant to which we issued and sold to such investors an aggregate of 662,070 shares of our common stock at a purchase price of $5.29 per share, and received gross proceeds of approximately $3.5 million.

(3)

In November 2016, we issued to an investor a warrant exercisable for an aggregate of 542,656 shares of our common stock, with an exercise price of $5.29 per share. We received gross proceeds of approximately $8,000 from the sale of the warrant.

(4)

From January 1, 2016 through November 2019, we granted 73,526 shares of our common stock and stock options to purchase up to an aggregate of 5,453,920 shares of our common stock under our 2009 Equity Incentive Plan and 2018 Equity Incentive Plan to our employees, directors and consultants, at a weighted average exercise price of $3.37 per share, in consideration of services provided by such employees, directors and consultants.

(5)

In March 2018, we entered into an agreement with a consultant whereby we agreed to grant to the consultant warrants to purchase 50,000 shares of our common stock at $5.00 per share in consideration of services provided to us. In September 2018, the consultant exercised its warrant via a cashless exercise option. As a result, we issued 34,615 shares of our common stock to the consultant in exchange for the cashless exercise of the warrant, and the remaining 15,385 shares of common stock were cancelled.

(6)

On April 3, 2018, we issued warrants to purchase an aggregate of 38,400 shares of our common stock to the underwriter of our initial public offering and to representatives of the underwriter. The warrants have an exercise price of $6.25 per share, and are exercisable until October 13, 2022.

(7)

In May 2018, we entered into a securities purchase agreement (the “Purchase Agreement”) with two investors (the “Purchasers”), pursuant to which we issued an aggregate of 828,500 shares of our common stock at a purchase price of $12.07 per share, and warrants to purchase up to an aggregate of 621,376 shares of our common stock with an exercise price of $15.62 per share, and received gross proceeds of approximately $10.0 million. In August 2018, following the effectiveness of our Registration Statement on Form S-1 (File No. 333-225090) and pursuant to the terms of the Purchase Agreement and the warrants, we issued to the Purchasers an aggregate of 1,174,440 additional shares of our common stock, and the warrants became exercisable for an aggregate of 2,283,740 shares of our common stock, with an exercise price equal to $4.25 per share. In March 2019, we issued 200,000 shares of our common stock to one of the Purchasers. The purchase price for such shares was paid in May 2018, but the shares had been held in abeyance since August 2018 pursuant to the terms of the Purchase Agreement. In June 2019, we issued the final 150,000 shares of our common stock to that Purchaser, which had also been held in abeyance since August 2018 pursuant to the terms of the Purchase Agreement.

(8)

On July 27, 2018, we issued to an entity affiliated with one of our stockholders a warrant to purchase 425,000 shares of our common stock. The warrant has an exercise price of $5.00 per share, and is exercisable until July 27, 2023.

(9)

On July 27, 2018, we issued to an entity affiliated with the same stockholder a warrant to purchase 144,352 shares of our common stock. The warrant has an exercise price of $5.00 per share, and is exercisable until July 27, 2023.

(10)

On July 27, 2018, we issued to an entity affiliated with another of our stockholders a warrant to purchase 225,000 shares of our common stock. The warrant has an exercise price of $5.00 per share, and is exercisable until July 27, 2023.

(11)	From November 2018 to December 2019, we issued an aggregate of 639,874 shares of our common stock to consultants in consideration of services provided by the consultants.

(12)

On November 20, 2019, we entered into a securities purchase agreement with certain accredited investors pursuant to which we sold shares of our common stock in a registered direct offering. In a concurrent private placement, we issued each investor a warrant to purchase one share of our common stock for each share of common stock purchased in the registered direct offering for warrants to purchase an aggregate of 3,167,986 shares of our common stock. The purchase price for one share in the registered direct offering was $0.40. No additional consideration was paid for the warrants. On November 22, 2019, we issued warrants to purchase an aggregate of 443,518 shares of our common stock to representatives of the placement agent in connection with the offerings.

The foregoing offers, sales and issuances were exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D and/or Rule 701.

Item 16.    Exhibits and Financial Statement Schedules

        The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

3.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

4.1

Form of Common Stock Certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.2

Warrant Agreement, dated December 17, 2015, issued to DABS Advanced Biotech Solutions, LLC, incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.3

Warrant Agreement, dated December 17, 2015, issued to DABS Advanced Biotech Solutions, LLC, incorporated by reference to Exhibit 4.5 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.4

Warrant Agreement, dated November 3, 2016, issued to Viet Ly, incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.5

Form of Underwriter’s Warrant Agreement, incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.6	Form of Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on May 10, 2018.

4.7	Warrant Agreement, dated July 27, 2018, issued to Cancer Revolution, LLC, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on August 6, 2018.

4.8	Warrant Agreement, dated July 27, 2018, issued to Inception Capital Management, LLC, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on August 6, 2018.

4.9	Warrant Agreement, dated July 27, 2018, issued to Cancer Biotech, LLC, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on August 6, 2018.

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1+

Form of Indemnity Agreement by and between the Registrant and its directors and officers, incorporated by reference to Exhibit 10.1 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.2+

Registrant’s 2009 Equity Incentive Plan and Forms of Grant Notices and Agreements thereunder, incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.3+

Genprex, Inc. 2018 Equity Incentive Plan and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder, incorporated by reference to Registrant’s Annual Report on Form 10-K, filed on April 17, 2018.

10.4+	Genprex, Inc. 2018 Employee Stock Purchase Plan, incorporated by reference to Registrant’s Annual Report on Form 10-K, filed on April 17, 2018.

10.5+	Genprex, Inc. Non-Employee Director Compensation Policy, incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on November 8, 2018.

10.6

Patent and Technology License Agreement dated effective July 20, 1994, by and between the Board of Regents of the University of Texas System, The University of Texas M.D. Anderson Cancer Center and Intron Therapeutics, Inc., incorporated by reference to Exhibit 10.6 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.7

Amendment No. 3 to Patent and Technology License Agreement dated October 4, 2001, incorporated by reference to Exhibit 10.7 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.8

Technology Sublicense Agreement effective March 7, 2007, by and between Introgen Therapeutics, Inc., and Introgen Research Institute, Inc., incorporated by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.9

Assignment and Collaboration Agreement effective April 13, 2009, by and between Gensolve, Inc. and the Registrant, incorporated by reference to Exhibit 10.9 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.10

Technology License Agreement dated as of February 26, 2010, by and between Introgen Research Institute, Inc. and P53, Inc., incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.11

Technology Sublicense Agreement effective June 1, 2011, by and between the Registrant and Introgen Research Institute, Inc., incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.12

Amended Collaboration and Assignment Agreement effective July 1, 2011, by and between Introgen Research Institute, Inc. and the Registrant, incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.13

Clinical Study Agreement dated February 10, 2014, by and between The University of Texas M.D. Anderson Cancer Center and the Registrant, incorporated by reference to Exhibit 10.14 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.14

Amendment No. 1 to Clinical Study Agreement dated June 25, 2015, incorporated by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.15+

Amended and Restated Executive Employment Agreement, dated May 23, 2018, by and between the Registrant and Julien L. Pham, M.D., M.P.H., incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on form 8-K filed on May 30, 2018.

10.16+	Executive Employment Agreement dated April 13, 2018, by and between the Registrant and Rodney Varner, incorporated by reference to Registrant’s Annual Report on Form 10-K, filed on April 17, 2018.

10.17+	Executive Employment Agreement dated April 13, 2018, by and between the Registrant and Ryan Confer, incorporated by reference to the Registrant’s Annual Report on Form 10-K, filed on April 17, 2018.

10.18

Securities Purchase Agreement dated as of May 6, 2018, between the Registrant and the purchasers named on the signature pages thereto, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on May 10, 2018.

10.19	Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed on May 10, 2018.

10.20+

Consulting Agreement, dated August 13, 2018, by and between the Registrant and Viet Ly, incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2018.

10.21	Form of Securities Purchase Agreement dated November 20, 2019, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on November 22, 2019

10.22	Form of Warrant, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on November 22, 2019

23.1*	Consent of Daszkal Bolton LLP

23.2*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page).

* Filed herewith.

+ Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on December 27, 2019.

GENPREX, INC. By: /s/ J. Rodney Varner J. Rodney Varner Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Rodney Varner as his attorney-in-fact and agent, with full power of substitution for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ J. Rodney Varner J. Rodney Varner	Chief Executive Officer and Director (Principal Executive Officer)	December 27, 2019

/s/ Ryan M. Confer Ryan M. Confer	Chief Financial Officer (Principal Financial and Accounting Officer)	December 27, 2019

/s/ David E. Friedman David E. Friedman	Director	December 27, 2019

/s/ Robert W. Pearson Robert W. Pearson	Director	December 27, 2019